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                                                                     EXHIBIT 3.3

                           CERTIFICATE OF DESIGNATIONS
                                       OF
                         SPECIAL PREFERRED VOTING STOCK
                                       OF
                         OIL STATES INTERNATIONAL, INC.


         Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the "DGCL"), and pursuant to Article Fourth of its Amended and Restated Certificate of Incorporation (the "Restated Charter"), the undersigned Oil States International, Inc., a company organized and existing under the DGCL (the "Company"), in accordance with the provisions of Section 103 of the DGCL, DOES HEREBY CERTIFY:

         That pursuant to the authority vested in the Board of Directors in accordance with the applicable provisions of the Restated Charter the Board of Directors has adopted the following resolution creating a series of Preferred Stock, par value $.01, designated as "Special Preferred Voting Stock":

                  RESOLVED, that, subject to the approval of the Restated Charter by the stockholders of the Company and the filing of the Restated Charter with the Secretary of State of the State of Delaware in accordance with the above resolutions, the Board hereby authorizes the creation of a series of preferred stock, par value $.01 per share, of the Company, such series to be designated Special Preferred Voting Stock (the "Special Preferred Voting Stock"), and hereby fixes the designation and number of shares thereof and the other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof (in addition to those set forth in the Restated Charter that may be applicable to the Special Preferred Voting Stock) as follows:

                  Special Preferred Voting Stock Designated. A series of Preferred Stock, consisting of one share of such stock, is hereby designated as "Special Preferred Voting Stock." The outstanding share of Special Preferred Voting Stock shall be entitled at any relevant date to the number of votes (including for purposes of determining the presence of a quorum) determined in accordance with the terms and conditions of the "PTI Plan of Arrangement" (as such term is defined in that certain "Combination Agreement" dated as of July 31, 2000 by and among the Company, HWC Energy Services, Inc., Merger Sub-HWC, Inc., Sooner Inc., Merger Sub-Sooner, Inc. and PTI Group, Inc.) and the "PTI Exchangeable Shares" (as such term is defined in the PTI Plan of Arrangement) on all matters presented to the holders of Common Stock of the Company, with the Special Preferred Voting Stock and Common Stock voting together as a single class. The Special Preferred Voting Stock shall have no other voting rights except as required by law. No dividend shall be paid to the holder of the share of Special Preferred Voting Stock. The share of Special Preferred Voting Stock shall be entitled to $1.00 on liquidation of the Company in preference to any shares of Common Stock of the Company, but only after the liquidation preference of any other shares of Preferred Stock of the Company has been paid in full. The Special Preferred Voting Stock is not convertible into any other class or series of the



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         capital stock of the Company or into cash, property or other rights, and may not be redeemed, except pursuant to the last sentence of this paragraph. The share of Special Preferred Voting Stock purchased or otherwise acquired by the Company shall be deemed retired and shall be canceled and may not thereafter be reissued or otherwise disposed of by the Company. So long as any PTI Exchangeable Shares shall be outstanding, the number of shares comprising the Special Preferred Voting Stock shall not be increased or decreased. So long as any PTI Exchangeable Shares shall be outstanding, no other term of the Special Preferred Voting Stock shall be amended, except upon the approval of the holders of a majority of the then outstanding PTI Exchangeable Shares, acting through the holder of the outstanding share of Special Preferred Voting Stock. At such time as no PTI Exchangeable Shares shall be outstanding, the Special Preferred Voting Stock shall automatically be redeemed, with the $1.00 liquidation preference due and payable upon such redemption.





                            [SIGNATURE PAGE FOLLOWS]


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         IN WITNESS WHEREOF, the undersigned has executed this Certificate and does affirm the foregoing as true this 13th day of February, 2001.



                                       OIL STATES INTERNATIONAL, INC.



                                       By: /s/ CINDY B. TAYLOR
                                          -------------------
                                          Cindy B. Taylor
                                          Senior Vice President and
                                          Chief Financial Officer



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